EXHIBIT 3.3

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF CNET, INC.

CNET, Inc., a corporation organized and existing under the Delaware General Corporation Law (the "Company"),

DOES HEREBY CERTIFY:

FIRST: that the Board of Directors of the Company at a special meeting of the Board of Directors called for such purpose, duly adopted resolutions by unanimous vote setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable, and directing that said amendment be submitted to the stockholders of the Company for their consideration at the Company's next annual meeting. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Board of Directors of the Company hereby adopts, approves, and declares advisable a proposal to amend the Certificate of Incorporation of the Company, which proposed amendment would strike in its entirety paragraph (A) of Article IV of the Certificate of Incorporation of the Company and insert in its place a new paragraph (A) of Article IV, as follows:

" A. The total number of shares of capital stock that the Company shall have the authority to issue is 405,000,000, consisting of (a) 400,000,000 shares of Common Stock, $.0001 par value per share, and (b) 5,000,000 shares of Preferred Stock, $.01 par value per share."

SECOND: that thereafter, stockholders of the Company holding the necessary number of shares as required by statute, duly adopted and approved said amendment at the annual meeting of the stockholders of the Company held on May 26, 1999 pursuant to Section 222 of the Delaware General Corporation Law.

THIRD: that said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Certificate of Amendment to be signed by Douglas N. Woodrum, its Executive Vice President and Chief Financial Officer, as of May 26, 1999.

CNET, INC.,

A Delaware corporation

By: /s/ DOUGLAS N. WOODRUM

Douglas N. Woodrum

Executive Vice President and

Chief Financial Officer